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                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-37395 of TransTechnology Corporation on Form S-2 of our reports dated May 12, 1997, included and incorporated by reference in the Annual Report on Form 10-K of TransTechnology Corporation for the year ended March 31, 1997 and to the use of our report dated May 12, 1997, appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial Data" and "Experts" in such Prospectus.



Deloitte & Touche LLP
Parsippany, New Jersey
November 4, 1997